80 East Rio Salado Pkwy, Suite 610
Tempe, AZ 85281 USA
PH: +1 480.333.3700
www.MedAire.com
ASX: MDE

FOR IMMEDIATE RELEASE                             CONTACT:     MedAire, Inc.

JILL DRAKE

+1.480.333.3700

NetJets Europe

SOPHIE PIKE

+44 20 7361 9559

MedAire Renews Agreement with NetJets Europe

TEMPE, Ariz., December 5, 2007 – NetJets Europe, the largest private jet company in Europe, has renewed its contract for another three years with aviation medical specialists, MedAire (ASX:MDE) of Tempe, AZ, USA. Since 2002 and through 2010, NetJets Europe crewmembers will receive MedAire’s medical training, onboard medical kits, and remote telemedicine expertise, ensuring NetJets will continue to be well-prepared to handle any medical situation.

“We are committed to providing the highest level of safety, so our customers can travel anywhere in the world with the assurance that they are well looked after and MedAire supports us in achieving this goal.” said Bill Kelly, CEO, NetJets Transportes Aéreos.

Under the terms of the new agreement, MedAire will continue to provide the following services to NetJets Europe:

•	MedLink telemedicine response center, providing NetJets crew with immediate access to emergency doctors during in-flight medical emergencies. The hospital-based hotline can be contacted from anywhere around in world using the aircraft’s existing communications system.

•	MedLink WorldWide ID cards for all NetJets Europe owners, giving them MedLink access any time they are traveling or away from home.

•	Management of In-flight Illness & Injury training, covering common in-flight illness, altitude physiology, equipment, oxygen systems and CPR/AED instruction. All NetJets Europe flight deck and cabin crew attend MedAire’s two-day initial course and take the one-day recurrent course annually.

•	One Aircraft First Aid Kit per aircraft, engineered to help operators deal with medical situations that commonly occur in the aviation environment. Includes kit refurbishment and content replenishment for more than 500 kits over the course of three years.

•	One Emergency Medical Kit per aircraft, designed for long-range aircraft to treat serious or complex conditions ranging from chest pains and severe allergic reactions to gastrointestinal problems and asthma attacks. Includes refurbishment and content replenishment.

“NetJets Europe set the international standard in 2002 when it added training, medical equipment and MedLink services to its entire fleet,” said Richard Moore, managing director of MedAire Ltd in Europe. “NetJets Europe customers can travel anywhere in the world, knowing that the crew is prepared to effectively address and treat in-flight medical event.”

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Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release include, but are not limited to unanticipated trends in the markets served by the Company, changes in health care, telemedicine or insurance regulations, international and domestic economic, competitive and security conditions, governmental regulation and associated legal costs, the Company’s ability to stay abreast of technology demands, and such other factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission.

About NetJets Europe
NetJets Europe was founded in 1996 and today is the largest business jet company in Europe.  As the only pan-European operator with its own fleet, NetJets Europe, through NetJets Transportes Aéreos (NTA), is uniquely capable of delivering a consistent, world-class service with an unparalleled commitment to safety and security. NTA is the only dedicated business jet operator to be awarded the IOSA certificate — the highest safety accreditation in the world. In 2006, the NetJets Europe Fleet flew more than 60,000 flights to 125 countries. NetJets Europe employs a total workforce of over 1,500. NetJets Europe is the marketing agent of NetJets Transportes Aéreos S.A., an EU air Carrier.

About MedAire Inc.
Since 1986, MedAire has provided a life-saving solution of remote medical expertise, education and equipment for travelers in the aviation and maritime industries. The company prepares its clients with knowledge, confidence and the right resources and advice to handle remote medical situations. Using 20 years of medical incident data, MedAire continuously develops up-to-date and internationally-compliant products and services to meet the unique needs of the remote traveler. MedAire’s life-saving solution includes 24/7 direct telephonic access to board-certified physicians, medical education, medical kits and defibrillators. Based in Phoenix, Ariz., MedAire is listed under MDE on the Australian Stock Exchange and can be found online at www.MedAire.com.